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                                                                    Exhibit 99.1
[ELDER-BEERMAN LOGO]
                                                                        NEWS
                                                                      RELEASE



      3155 El-Bee Rd. - Box 1448 - Dayton, OH 45401-1448 - 937-296-2700 -
                                FAX 937-296-4625



FOR IMMEDIATE RELEASE                     CONTACT:
                                          Gloria Siegler
                                          Manager, Investor Relations and
                                          Corporate Communications
                                          (937) 296-7339


                        ELDER-BEERMAN CHAIRMAN, PRESIDENT
                     AND CEO FREDERRICK J. MERSHAD TO RETIRE

DAYTON, OHIO, AUGUST 21, 2001 - Elder Beerman Stores Corp. (Nasdaq NM: EBSC) chairman, president and chief executive officer, Frederick J. Mershad, notified the company's Board of Directors of his intention to retire effective December 31, 2001. The Executive Committee of the corporation's Board of Directors has commenced a process to select a successor. Mr. Mershad will assist in the search process.

         Mr. Mershad, who has 36 years of experience in retail, has served as chairman of the board and chief executive officer of Elder-Beerman since December 1997. He came to Elder-Beerman as its president and chief executive officer in January 1997 from the Proffitt's division of Saks, Inc., where he served as its president and chief executive officer.

         Steven C. Mason, chairman of the Board's Executive Committee, stated, "During Fred Mershad's tenure at Elder-Beerman he grew the chain from 48 department stores to its current 63 stores. He led the team that created the company's concept stores in 1999 and presided over the development of the company's new strategic plan. We will be sorry to see him go, and the Board wishes him well."

         Mr. Mershad said, "I am privileged to have worked with the outstanding team at Elder-Beerman. It is gratifying to see the progress made in implementation of the company's strategic plan that emphasizes delivering quality fashionable merchandise at value prices, maintaining tight expense controls, and opening new concept stores.
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ELDER-BEERMAN CHAIRMAN, PRESIDENT AND CEO TO RETIRE . . . PAGE 2

         "The Board and I are confident that this strategic plan continues to be right for Elder-Beerman. As we work to identify Elder-Beerman's new leader, the company will aggressively move forward. We are opening three new concept stores before the Christmas selling season, rolling out tools to help deliver our value merchandising proposition to the customer and we are tightly controlling expenses. Elder-Beerman is prepared to meet the retail industry's challenges and reap its rewards through its resolve to understand its customers and meet their needs."
         The nation's ninth largest independent department store chain, The Elder-Beerman Stores Corp. is headquartered in Dayton, Ohio and operates 63 stores in Ohio, West Virginia, Indiana, Michigan, Illinois, Kentucky, Wisconsin and Pennsylvania, and has announced Fall 2001 openings of two new stores. Elder-Beerman also operates two furniture galleries. For more information about the company see Elder-Beerman's web site at www.elder-beerman.com.

Please note: This release may contain certain "forward-looking statements" including predictions of future operating performance, events or developments such as our future sales, profits, expenses, income and earnings per share. In addition, words such as "expects," "anticipates," "intends," "plans," "believes," "hopes," and "estimates," and variations of such words and similar expressions, are intended to identify forward-looking statements.

Because forward-looking statements are based on a number of beliefs, estimates and assumptions by management that could ultimately prove inaccurate, there is no assurance that forward-looking statements will prove to be accurate. Many factors could materially affect our actual future operations and results, including the following: the ability to open new stores on schedule, including our new stores announced for 2001 in Kohler, WI, Alliance, OH and DuBois, PA; increasing price and product competition; fluctuations in consumer demand and confidence, especially during the Christmas shopping season and in light of current general economic conditions, interest rates and the capital markets; the availability and mix of inventory; fluctuations in costs and expenses; consumer response to the company's new merchandising strategies, advertising, marketing and promotional programs; the ability of the company to achieve its expense cutting initiatives as it implements its strategic plan; the timing and effectiveness of new store openings, particularly its new concept stores opened in the Fall season of 2000 and Spring season of 2001 (Howell, MI; West Bend, WI; Jasper, IN and Plover, WI) and the new concept stores to be opened in the Fall season of 2001; the impact of electronic commerce; weather conditions that affect consumer traffic in stores, especially during the Christmas season; the continued availability and terms of financing; the outcome of pending and future litigation; consumer debt levels; the impact of any new consumer bankruptcy laws; inflation and interest rates and the condition of the capital markets.

Elder-Beerman undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.


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